Exhibit 13

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities and Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the common stock, par value $.01 per share, of MGM MIRAGE, and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13D and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has a reason to believe that such information is inaccurate.

This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of December 28, 2007.

DUBAI WORLD, a Dubai, United Arab Emirates government decree entity		INFINITY WORLD (CAYMAN) L.P., a Cayman Islands exempted limited partnership

By: Infinity World (Cayman) Holding
Its: General Partner

/s/ Abdul Wahid A. Rahim Al Ulama		/s/ Abdul Wahid A. Rahim Al Ulama
Name:	Abdul Wahid A. Rahim Al Ulama	Name:	Abdul Wahid A. Rahim Al Ulama
Title:	Group Chief Legal Officer	Title:	Secretary

INFINITY WORLD HOLDING LTD., a Dubai, United Arab Emirates offshore corporation

/s/ Abdul Wahid A. Rahim Al Ulama
Name:	Abdul Wahid A. Rahim Al Ulama
Title:	Secretary

INFINITY WORLD (CAYMAN) HOLDING, a Cayman Islands exempted company

/s/ Abdul Wahid A. Rahim Al Ulama
Name:	Abdul Wahid A. Rahim Al Ulama
Title:	Secretary